GT NETWORK LLC
501 BRICKELL KEY DRIVE
SUITE 300
MIAMI, FLORIDA 33131

May 3, 2007

The Tube Music Network, Inc.
The Tube Media Corporation
1451 West Cypress Creek Road, Suite 300
Fort Lauderdale, Florida 33309
Attn: Boards of Directors

Re: Letter of Intent by GT Network, LLC ("Buyer") to purchase certain assets from The Tube Music Network, Inc. ("Tube Music") and The Tube Media Corp. ("Tube Media" and together with Tube Music, the "Seller")

Gentlemen:

This Letter of Intent is intended to be a binding agreement between the parties to enter into a more definitive legally binding agreement (the "Purchase Agreement") under such terms and conditions as may be acceptable to Buyer and Seller. The parties hereto shall negotiate for the consummation of the Purchase Agreement in good faith and use their best efforts to reach a mutually acceptable Purchase Agreement. Utilizing the terms set forth herein, Seller and Buyer agree to move expeditiously to negotiate the terms of the Purchase Agreement.

This Letter of Intent reflects the agreement between the Buyer and Seller for purchase from Seller of all of the Seller's right, title and interest to the Purchased Assets, except for the Excluded Assets and the assumption by Buyer of the Assumed Liabilities (each as defined herein).

Buyer offers to acquire the Purchased Assets and assume the Assumed Liabilities on the following terms and conditions:

1. Purchase Price: Aggregate consideration of $15,000,000.00, consisting of (i) cash equal to $15,000,000.00, less the amount of the Assumed Liabilities and (ii) assumption of the Assumed Liabilities. The Purchase Price shall be allocated between Tube Music and Tube Media based on a formula to be agreed upon by Buyer and Seller in the Purchase Agreement.

2. Type of Transaction: Purchase of certain assets of the Seller used or useful in connection with the operation of the business known as The Tube Music Network (the "Business") and the assumption of the Assumed Liabilities and no others, all as set forth in the Purchase Agreement.

3. Purchased Assets: The "Purchased Assets" are defined as set forth below.

   a. All amounts, accounts receivable, notes, notes receivable, deferred charges, rights of offset with respect to accounts and accounts receivable, claims for refunds, and other receivables or rights to payment of any nature whatsoever, arising in connection with or related to the operation of the Business, including any security deposits.

   b. All tangible personal property, furniture, fixtures, equipment, vehicles, inventories, videos and films used or useful in connection with or related to the operation of the Business.

   c. All licenses, permits and approvals owned or controlled by Seller and required or useful to operate the Business.

   d. All contracts and leases used or useful in connection with or related to the operation of the Business ("Contracts"), which Contracts shall be assumed by Buyer in the sole and absolute discretion of Buyer.

   e. All intellectual property, telephone numbers, tradenames, policies and procedures, service marks, trademarks, proprietary information and good will related to or used or useful in connection with the Business.

   f. All books, records, files, manuals and other similar materials used or useful in connection with the operation of the Business, including present customers or potential customers, customer lists, computer records relating to the Purchased Assets and the Business, operating procedures, correspondence, customer relations information and any other trade secrets, confidential or proprietary information relating to the Business.

   g. All claims, choses in action and causes of action related to the Business or the Purchased Assets.

   h. All third-party warranties and guarantees with respect to the Purchased Assets.

   i. All rights to receive insurance proceeds relating to damage, destruction or impairment of any of the Purchased Assets.

4. Assumption of Liabilities: The "Assumed Liabilities" are as defined below:

   a. All liabilities listed on a schedule to be attached to the Purchase Agreement. Buyer shall pay all Assumed Liabilities on the later of the Date of Closing and the date such payments come due.

5. Excluded Assets: The "Excluded Assets" are as defined below:

   a. None

6. Retained Liabilities: "Retained Liabilities" shall mean all liabilities, obligations or claims of any nature of the Business or Seller, including but not limited to amounts owing in connection with contracts or leases assumed by Buyer (with respect to contracts or leases assumed by Buyer, only to the extent such obligations arise or come due on or before the Date of Closing (subject to prorations)) or Purchased Assets, all whether contingent, unliquidated, not yet due or owing other than the Assumed Liabilities.

7. Date of Closing: The "Date of Closing" of this transaction shall mean a date designated in writing by Buyer which shall not be earlier than May 30, 2007 nor later than July 12, 2007.

8. Conditions Precedent to Buyer's Obligations: Each of the following shall be conditions precedent to the obligations of the Buyer:

   a. Buyer shall be satisfied in its sole and absolute discretion that the Purchase Price shall be used first to pay all secured tax and other secured liabilities of Seller and thereafter to make distributions pro rata to unsecured creditors of the Seller;

   b. Buyer receiving, as of the Date of Closing, all necessary licenses and governmental approvals, certifications and consents for the continued operation of the Business and purchase of the Purchased Assets;

   c. The Purchased Assets shall be transferred free and clear of all liens, claims and encumbrances of any nature, including the Retained Liabilities;

   d. Seller shall retain the Retained Liabilities;

   e. Completion by Buyer and its representatives of confirmatory due diligence with results acceptable to Buyer in Buyer's sole and absolute discretion;

   f. There shall have been no injunctions or requests for injunctions issued with respect to the proposed transaction;

g. Execution and delivery of a definitive agreement acceptable to Buyer in Buyer's sole and absolute discretion;

h. To the extent any charter affiliation agreement is not assumed by the Buyer, Buyer shall have entered into a new charter affiliation agreement with the counter party to such non-assumed charter affiliation agreement, which is acceptable to Buyer in Buyer's sole and absolute discretion;

i. Absence of material adverse change in the Business, Purchased Assets, Seller's financial condition, operating results, customer relations, employee relations, business prospects, cash flow or relationships with third parties. Any (i) adverse change in the terms, conditions, assumptions or projections supplied to Buyer by Seller or (ii) modification or termination of or default under any Contract, all in Seller's sole and absolute discretion, may be construed by the Buyer as a material adverse change;

j. No filing by or against either the Seller of a petition pursuant to title 11 of the United States Code except with the express written consent of Buyer;

k. Issuance of all necessary approvals, including but not limited to shareholder or board approval of both Buyer and Seller;

l. Compliance by Seller with each of the covenants set forth in this Letter of Intent;

m. Absence of defaults under any of the documents dated February 26, 2007 (as amended) by and between Buyer and Tube Media or Tube Music (the "February 26 Documents");

n. Entry into an employment agreement with Les Garland and any other members of Seller's management team deemed necessary or appropriate to Buyer in Buyer's sole and absolute discretion, which employment agreements shall be in form and substance acceptable to Buyer in Buyer's sole and absolute discretion; and

o. Delivery of opinions of counsel acceptable to Buyer in Buyer's sole and absolute discretion, including but not limited to enforceability and due authorization.

9. <u>Conditions Precedent to Seller's Obligations</u>: Each of the following shall be conditions precedent to the obligations of the Seller:

a. Approval of the shareholders of Tube Media;

b. Payment of the Purchase Price on the Date of Closing;

c. Execution of a Purchase Agreement on or before May 31, 2007; and

d. Performance by Buyer of each of Buyer's covenants set forth in this Letter of Intent.

10. Extension of Exclusivity: Seller hereby extends the Exclusivity Period (as defined in the letter, dated April 26, 2007, from Seller to Gary Moss of Buyer) to 5:00 p.m. Miami time on July 12, 2007.

11. Continued Financing: Buyer shall provide continued debt financing to Seller in amounts and on terms and conditions acceptable to Buyer in Buyer's sole and absolute discretion, which debt shall be secured in the same manner as the debt owing in connection with the February 26 Documents.

12. Continued Operation of Business in Ordinary Course: From the date hereof through the Date of Closing, Seller shall continue to operate the Business in the ordinary course, consistent with historical practices. Among other things, Seller shall not sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of any Purchased Assets.

13. Full Access: In addition to all other obligations of Seller to provide financial information, diligence and access to Buyer, Seller shall immediately provide full, complete and unfettered access to one or more representatives of Buyer who shall have full access to Seller's books, records and financial systems for purposes of conducting diligence on the Business at Buyer's premises.

14. Covenants: The Purchase Agreement shall contain standard and usual covenants, conditions, representations, warranties and indemnifications which are customarily found in similar purchase agreements in transactions of this type. Seller shall indemnify, protect and hold harmless Buyer from all liabilities and obligations of the Business accruing prior to the Date of Closing, including but not limited to the Retained Liabilities.

15. Confidentiality: Except with the written consent of Buyer, neither this Letter of Intent nor the substance of the transactions contemplated by this Letter of Intent shall be disclosed by Seller outside its organization, except for those professional advisors who are in a confidential relationship with such entity and require knowledge thereof to perform their duties (such as legal counsel, accountants and financial advisors), or where disclosure is required by law.

16. Out-Of-Pocket Expenses: Each party shall bear its own expenses.

17. Consents and Acknowledgements: By signing this Letter of Intent, Seller acknowledges and agrees that Buyer may speak to and negotiate with creditors of Tube Music and Tube Network, counter parties to Contracts and other parties in connection with the proposed transaction that is the subject of this Letter of Intent.

18. Nature of Letter: While this Letter of Intent does not contain all matters upon which agreement must be reached in order for the transactions to be consummated, it shall be binding with respect to all matters which have been agreed to herein.

19. Termination: This Letter of Intent may be terminated as follows:

a. By mutual consent of Buyer and Seller;

b. By Buyer or Seller in the event the Purchase Agreement is not executed on or before May 31, 2007; and

c. By Buyer or Seller in the event the Date of Closing does not occur on or before July 12, 2007.

20. Entire Agreement: The agreement set forth in this Letter of Intent represents the entire agreement between the parties hereto with respect to the subject matter set forth in this Letter of Intent. Except as provided in paragraph 9 of this Letter of Intent, nothing in this Letter of Intent shall affect or modify any obligations set forth in the February 26 Documents.

21. Authority to Enter Into This Letter of Intent: In entering into this letter of Intent, each party is relying on representations by each person signing below that he or she has authority to enter into this Letter of Intent on behalf of the party for which such person is signing. By execution below, such persons confirm such authority.

If the foregoing is acceptable to you, please indicate your approval by signing a copy of this Letter of Intent and returning it to the undersigned no later than 5:00 p.m. EST, May 4, 2007. This Letter of Intent may be signed in counterparts.

Very truly yours,

GT Network, LLC

By: ______________________

Its: ______________________

26 5/3/07

Agreed and accepted on May 3, 2007

The Tube Media Corp.

By: [signature]
Its: DIRECTOR

The Tube Music Network, Inc.

By:________________________
Its:________________________

Agreed and accepted on May __, 2007

The Tube Media Corp.

By:______________________________
Its:______________________________

The Tube Music Network, Inc.

By: [signature]
Its: CEO 5/3/07